As filed with the Securities and Exchange Commission on May 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	52-0782497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1626 East Jefferson Street Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Federal Realty Investment Trust 2010 Performance Incentive Plan

(Full title of the plan)

Dawn M. Becker

Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

(301) 998-8100

(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Jeffrey B. Grill, Esq.

Eric M. Green, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC

(202) 663-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Shares of Beneficial Interest, $0.01 par value (4)	2,450,000	$78.45	$192,202,500	$13,705

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares of beneficial interest, $0.01 par value, of the registrant (“Common Shares”) which become issuable under the Federal Realty Investment Trust 2010 Performance Incentive Plan (the “2010 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.
(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average high and low prices of the Shares on April 30, 2010, as reported on the New York Stock Exchange.
(3)	Pursuant to Rule 457(p) under the Securities Act, the registration fee due in connection with this registration statement is being offset by $3,569 that was previously paid with respect to 1,322,607 Common Shares, related to the Federal Realty Investment Trust Amended and Restated 2001 Long-Term Incentive Plan (the “2001 Plan”), that were previously registered on the registrant’s registration statement on Form S-8 (File No. 333-147080) filed on November 1, 2007 and were unsold at the time the 2010 Plan replaced the 2001 Plan.
(4)	Includes associated rights to purchase Common Shares.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 2,450,000 common shares of beneficial interest, $0.01 par value (“Common Shares”) of Federal Realty Investment Trust (the “Registrant”) that may be issued under the Federal Realty Investment Trust 2010 Performance Incentive Plan (the “2010 Plan”). The 2010 Plan replaced the Federal Realty Investment Trust Amended and Restated 2001 Long-Term Incentive Plan effective May 4, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the 2010 Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 17, 2010;

(b) the Registrant’s Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders, filed with the Commission on March 24, 2010, as supplemented by the Proxy Supplement filed with the Commission on April 22, 2010;

(c) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 4, 2010;

(d) the Registrant’s Current Report on Form 8-K, filed with the Commission on February 19, 2010;

(e) the Registrant’s Current Report on Form 8-K, filed with the Commission on March 1, 2010;

(f) the description of the Common Shares contained in the Registration Statement on Form 8-A/A, filed with the Commission on June 6, 2002; and

(g) the description of the Common Share purchase rights included in the Registration Statement on Form 8-A/A, filed March 11, 1999, in the First Amendment to Amended and Restated Rights Agreement, dated as of November 23, 2003 and filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003, and in the Second Amendment to Amended and Restated Rights Agreement, dated as of March 16, 2009 and filed as an exhibit to our Current Report on Form 8-K filed on March 19, 2009, each between us and American Stock Transfer & Trust Company.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereby have been sold or which deregisters all Common Shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Trustees and Officers.

The Registrant’s declaration of trust authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former shareholder, trustee or officer of the Registrant or (ii) any individual who, while a trustee of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status. The Registrant’s declaration of trust also permits the Registrant, with approval of the Registrant’s Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder, including any individual who, while a trustee, officer or shareholder and at the express request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant’s bylaws obligate it, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant must have received from such trustee or officer (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant may, with the approval of its trustees, provide such indemnification or payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Registrant or a predecessor of the Registrant. Any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s bylaws will be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Registrant may provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Title 8 of the Corporations and Associations Code of the State of Maryland, as amended, provides that a shareholder or trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust, except that a trustee will be liable in any case in which a trustee otherwise would be liable and the trustee’s act constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee’s duties. Title 8 further provides that a Maryland real estate investment trust may indemnify or advance expenses to trustees, officers, employees, and agents of the trust to the same extent as is permitted for directors, officers, employees, and agents of a Maryland corporation. Title 2 of the Corporations and Associations Code of the State of Maryland, as amended, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or certain related capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the trust if such director or officer has been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on May 5, 2010.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker Executive Vice President-General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned trustees and officers of Federal Realty Investment Trust, a Maryland real estate investment trust, do hereby constitute and appoint Donald C. Wood, Andrew P. Blocher and Dawn M. Becker, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said trust to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto and thereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood	President, Chief Executive Officer and Trustee	May 5, 2010
Donald C. Wood	(principal executive officer)

/s/ Andrew P. Blocher	Senior Vice President-Chief Financial Officer	May 5, 2010
Andrew P. Blocher	and Treasurer (principal financial and accounting officer)

/s/ Joseph S. Vassalluzzo	Non-Executive Chairman	May 5, 2010
Joseph S. Vassalluzzo

/s/ Jon E. Bortz	Trustee	May 5, 2010
Jon E. Bortz

/s/ David W. Faeder	Trustee	May 5, 2010
David W. Faeder

/s/ Kristin Gamble	Trustee	May 5, 2010
Kristin Gamble

/s/ Gail P. Steinel	Trustee	May 5, 2010
Gail P. Steinel

/s/ Warren M. Thompson	Trustee	May 5, 2010
Warren M. Thompson

EXHIBIT INDEX

Exhibit No.	Description

4.1	Declaration of Trust of Federal Realty Investment Trust dated May 5, 1999 as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2004, as corrected by the Certificate of Correction of Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated June 17, 2004, as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2009 (previously filed as Exhibit 3.1 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Federal Realty Investment Trust dated February 12, 2003, as amended October 29, 2003, May 5, 2004, February 17, 2006 and May 6, 2009 (previously filed as Exhibit 3.2 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.3	Specimen Common Share certificate (previously filed as Exhibit 4(i) to the Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-07533) and incorporated herein by reference)

4.4	Amended and Restated Rights Agreement, dated March 11, 1999, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 1 to the Trust’s Registration Statement on Form 8-A/A filed on March 11, 1999 (File No. 1-07533) and incorporated herein by reference)

4.5	First Amendment to Amended and Restated Rights Agreement, dated as of November 2003, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 4.5 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-07533) and incorporated herein by reference)

4.6	Second Amendment to Amended and Restated Rights Agreement, dated as of March 16, 2009, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 4.3 to the Trust’s Current Report on Form 8-K filed on March 19, 2009 (File No. 001-07533) and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Included with this filing.